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                                                                    Exhibit 23.2

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2001 relating to the financial statements of Avery Dennison Corporation, which appears in the 2000 Annual Report to Shareholders, which is incorporated by reference in the Annual Report on Form 10-K of Avery Dennison Corporation for the year ended December 30, 2000 (the "Form 10-K"). We also consent to the incorporation by reference of our report dated January 22, 2001 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such registration statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
July 3, 2001